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IMPORTANT NOTICE: THIS DOCUMENT IS IN A PRELIMINARY FORM. IT IS NOT
AUTHORITATIVE AND IS NOT TO BE RELIED ON BY ANY PARTY WITH RESPECT TO THE TO-BE-ADOPTED GUIDELINES FOR THE ACCREDITATION OF INTERNET DOMAIN NAME REGISTRARS. FOLLOWING PUBLIC COMMENT, THE ICANN BOARD INTENDS TO CONSIDER ADOPTING THESE GUIDELINES, OR A REVISED VERSION OF THESE GUIDELINES, AT ITS NEXT REGULARLY SCHEDULED MEETING IN SINGAPORE ON MARCH 2-4, 1999.
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               INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS
         GUIDELINES FOR ACCREDITATION OF INTERNET DOMAIN NAME REGISTRARS
                   AND FOR THE SELECTION OF REGISTRARS FOR THE
         SHARED REGISTRY SYSTEM TESTBED FOR .COM, .NET AND .ORG DOMAINS

                                February 8, 1999


                                    CONTENTS

I.   INTRODUCTION

            A.   Purpose
            B.   Background
            C.   Schedule for Implementation of Shared Registration System
            D.   Goals and Principles of Registrar Accreditation
            E.   Issues in the Development of Accreditation Guidelines

II.  COMMENTARY ON PROPOSED GUIDELINES

            A.   Contemplated Structure of the Domain Name Registration Business
            B. The Goals: Preserving Stability of the Internet and Introducing Competition
            C.   Overview of the Approach to Meet These Goals
            D.   Qualifications of Registrars
            E. ICANN's Relations with Registry Administrators and Registrars, and the Special Case of .com, .net, and .org.
            F. Submission of Registrations by Registrars, Data Escrow, and Rights in Data
            G.   Whois Service
            H.   Vigorous and Fair Competition Among Registrars
            I.   Privacy Interests of Domain Name Holders
            J.   Fair Business Practices
            K.   Intellectual Property Issues
            L.   Application and Accreditation Fees
            M. Termination of the Accreditation Agreement, Renewal, and Arbitration of Disputes with ICANN
            N.   No Economic Regulation
            O.   Selections for the Testbed


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III. PROPOSED REGISTRAR ACCREDITATION GUIDELINES

     A.   Qualifications
     B.   Ineligibility
     C.   Disqualification

IV.  PROPOSED ACCREDITATION AGREEMENT TERMS

V.   PROPOSED CRITERIA FOR SELECTION OF TESTBED REGISTRARS

I. INTRODUCTION

A.  Purpose

This document has been prepared by the Internet Corporation for Assigned Names and Numbers (ICANN) for the purpose of soliciting comment from the Internet community on the subject of guidelines for the accreditation of Internet domain name registrars. Under the terms of the U.S. Government's Statement of Policy on the Management of Internet Names and Addresses, and ICANN's Memorandum of Understanding with the U.S. Department of Commerce, ICANN has the responsibility for developing such guidelines. The guidance contained in these documents is set forth in Section I.B. below.

These guidelines have been developed at this time to meet the substantive and timing requirements of the opening of the .com, .org and .net registries to competitive registration services, as set forth in Amendment 11 to the Cooperative Agreement between Network Solutions, Inc., and the U.S. Government. Parties desiring to be accredited as registrars may also apply to become one of the five registrars selected to take part in the Shared Registry System test, also called for in NSI's agreement with the U.S. Government, beginning in April, 1999.

Over the longer term, ICANN believes that guidelines such as these will be of value to the Internet community in encouraging sound business practices, promoting robust competition in domain name registration services and protecting the stability and operational integrity of the Internet. ICANN intends to consult with the worldwide Top Level Domain (TLD) registry administrators and other interested parties to determine any unique requirements that may differ from those which have been used in developing the guidelines in connection with the introduction of competition in the .com, .net and .org registries.

Public comment on this document is welcome and may be made in electronic form via email to comment-guidelines@icann.org. All comments will be acknowledged. If you do not receive an acknowledgement of receipt, please contact Molly Shaffer Van Houweling, msvh@icann.org.

All comments will be posted on the ICANN website for public review and response. Comments received by midnight, U.S. West Coast time, February 26, will be considered by the ICANN Board of Directors in advance of any consideration of these matters at the March 4 ICANN Board meeting in Singapore. The ICANN Board will also consider and respond to comments made at its public forum on March 3 in Singapore. (For details see http://www.icann.org/singapore.html.)

B.  Background

U.S. President Clinton, as part of his Administration's activities in support of global electronic commerce, announced a process leading to the privatization of the domain name system (DNS) in a directive dated July, 1997. Subsequently, the U.S. Department of Commerce issued a Request for Comment and after receiving public comment, developed "A Proposal to Improve the Technical Management of Internet Names and Addresses," known as the Green Paper, in January, 1998 (published in 63 Fed. Reg. .8826-33 (Feb. 20, 1998)). A principal aim of the Green Paper was to "privatize the management of Internet Names and Addresses in a manner that allows for the development of robust competition and facilitates global participation in Internet management." (U.S. Department of Commerce, "Management of Internet Names and Addresses," (White Paper) describing the Green Paper.)

Among the factors cited in the Green Paper as requiring change in DNS management was, "There is widespread dissatisfaction about the absence of competition in domain name registration."

Among other steps to enhance competition, the Green Paper proposed moving the system for registering second level domain names into a competitive environment by creating two market driven businesses: registration of second level domain names and the management of gTLD registries.

Following further public comment, the Green Paper was substantially revised and an updated version was issued in June, 1998, as "Management of Internet Names and Addresses," known as the White Paper (published in 63 Fed. Reg. 31741-51 (June 10, 1998).

The White Paper stated the U.S. Government's view that a new, non-profit corporation, rather than the U.S. Government "should establish minimum criteria for registrars that are pro-competitive and provide some measure of stability for Internet users without being so onerous as to prevent entry by would-be domain name registrars from around the world."

Subsequently, on November 25, 1998, the Department of Commerce entered into a Memorandum of Understanding/Joint Project Agreement with ICANN, under which the parties are jointly designing, developing, and testing the mechanisms, methods, and procedures necessary to transition management responsibility for DNS functions to the private sector.

Under the Joint Project Agreement, ICANN's responsibilities include the following:

       C.3 Collaborate on the design, development and testing of a plan for introduction of competition in domain name registration services, including:

              a. Development of procedures to designate third parties to participate in tests conducted pursuant to this agreement.

              b. Development of an accreditation procedure for registrars and procedures that subject registrars to consistent requirements designed to promote a stable and robustly competitive DNS, as set forth in the Statement of Policy.

Beginning in December, 1998, a staff-led working group developed this draft document for review and comment by interested parties and the Internet community at large. The drafting process included the identification of goals and principles for registrar accreditation, a definition of the essential elements of accreditation, and the guidelines and requirements themselves. These points are discussed in the following sections of this document. Many elements of this document reflect previous work within the domain name community and the comments of many individuals in the community, all of which are appreciated.

C.  Schedule for Implementation of Shared Registry System

NSI is developing a Shared Registration System and is scheduled to implement that system on April 26, 1999, as a testbed in which five ICANN-accredited registrars will be permitted to submit Second Level Domain (SLD) registrations for the .com, .net, and .org TLDs. On June 25, 1999, the NSI SRS will be opened up to entry of SLD registrations by all ICANN-accredited registrars.

To accredit registrars for participation in the NSI SRS system, the following schedule is proposed:

February 8, 1999:           These proposed accreditation requirements and
                            criteria for selection of five testbed registrars
                            are posted on ICANN's web site
                            (http://www.icann.org). Prospective registrars may
                            begin preparing applications, but are cautioned that
                            these proposed accreditation requirements and
                            testbed registration selection criteria may be
                            revised by ICANN in response to public comments
                            before adoption.

March 2-4, 1999:            The ICANN Board of Directors will meet in Singapore
                            with the intention of adopting registrar
                            accreditation requirements and testbed registrar
                            selection criteria. In conjunction with

                            this meeting, a public forum will be held on the issues raised by this proposal.

March 8, 1999:              If an accreditation program is approved at the
                            Singapore Board of Directors meeting, the adopted
                            accreditation requirements and the testbed registrar
                            selection criteria will be posted on ICANN's web
                            site (http://www.icann.org). After this date,
                            applications for accreditation may be submitted in a
                            manner to be specified by March 8.

March 1999:                 If interest warrants, ICANN will hold a workshop for
                            prospective registrars in Los Angeles (and provide
                            any information distributed at the workshop to those
                            who cannot participate in person). Please consult
                            the ICANN web site (http://www.icann.org) for
                            further announcements.

March 23, 1999:             Applicants seeking to participate as registrars
                            during the testbed period (April 26-June 25, 1999)
                            should submit applications for registrar
                            accreditation by this date. Applications seeking
                            selection for testbed participation must be
                            accompanied by payment of the designated application
                            fee.

March 31, 1999:             A list of the applicants selected to be testbed
                            registrars will be posted on ICANN's web site
                            (http://www.icann.org).

April 26, 1999:             NSI will establish the SRS testbed supporting a
                            total of five accredited registrars. NSI will
                            participate as registry administrator but, to
                            enhance Internet stability, during this test will
                            continue acting as a registrar on a legacy basis
                            rather than as one of the testbed registrars. After
                            the test is completed, NSI will provide equal access
                            to registry services to all licensed accredited
                            registrars, including NSI.

June 25, 1999:              The SRS will be deployed and available to all
                            licensed accredited registrars.

October 25, 1999:           NSI will have completed reengineering of

                            NSI's registry administrator/registrar interface and backend systems, to ensure equal access to all licensed accredited registrars.

D.  Goals and Principles of Registrar Accreditation

The Internet Domain Name System (DNS) provides functions necessary for virtually all Internet activities. If the Internet is to continue to grow, DNS services must be reliable, secure and cost effective.

A major goal of an Internet registrar accreditation system, therefore, is to establish and apply criteria for the business and technical environment and processes of registration such that stability of the DNS is maintained while at the same time encouraging robust competition in the delivery of registration services.

The following list of principles is intended to provide a basis for the development of specific accreditation guidelines. Public comment on the principles is solicited.

       1. The registration system should be convenient and easy to use from the perspective of individuals or organizations wishing to use domain names. The system should allow portability of domain name registration from one registrar to another without disadvantage to the domain name holder, and should put all registrars on a level playing field with regard to access to registries.

       2. The registration process should embrace standard principles of good business practice, including legally enforceable commitments by the parties to the registration agreement. To the extent feasible, it should contain procedures designed to prevent or minimize fraud or other forms of illegal behavior associated with the assignment of a domain name, and to ensure that the registrar's obligations to its customers and to the registry administrator will be fulfilled in the event that the registrar goes out of business or otherwise fails to perform.

       3. The registration agreement should protect legal rights (including intellectual property rights) of the parties, and of third parties where applicable. It should contain provisions that minimize disputes over rights to use of particular domain names, and in the event of dispute, it should contain provisions that enhance the orderly and timely resolution of disputes.

       4. The information obtained from applicants for domain names should include only the data elements reasonably needed for the assignment and use of the name. Registrars and other parties acquiring, storing and using such information should be bound by reasonable privacy principles, consistent with facilitation of dispute resolution and law enforcement. Domain name applicants should have an opportunity to register names on behalf of third parties who wish to remain anonymous.

       5. The registration system should promote worldwide access to domain name registration services and encourage the development of alternative business models for successful registration services.

E.  Issues in Development of Guidelines

The development of accreditation guidelines for DNS registrars necessarily touches on many contentious issues, some of which have been debated in the international Internet community for years. The following specific matters have been considered and preliminary conclusions incorporated in these draft guidelines. Further comments and suggestions are welcomed.

       1. Relationship of SRS testbed guidelines to permanent guidelines and to all DNS registries and registrars.

       The DNS Green Paper and White Paper processes of the U.S. Government established a goal of community self-governance of the DNS system by a private non-profit corporation that is representative of the global and functional diversity of the Internet. The White Paper sets a two year timetable in which ICANN is expected to go from startup to a stable and well-supported organization with responsibility for administering the full range of DNS management issues including development of policy for Internet names and addresses. Separately, but on a parallel track, the U.S. Government has negotiated an extension and amendment to its cooperative agreement with Network Solutions, Inc., that provides for the opening up of the .com, .org and .net registries to competitive registrar services. As a first order of business, ICANN has the responsibility for supporting the introduction of competition through the development of accreditation guidelines and selection of testbed registrars. This process, although carried out under tight time constraints, will provide a valuable opportunity for all existing registry administrators and registrars to determine the ongoing utility of accreditation, and the applicability of accreditation more widely in the Internet, including in multiple legal venues and in different policy regimes around the world. ICANN expects to consult widely during coming months with registry administrators, registrars, and other interested parties on their individual and collective views of accreditation. This process will also include the ICANN Domain Name Supporting Organization (DNSO) at such time as it is recognized.

       2. Establishing islands of stability in a sea of uncertainty

       Many observers have commented on the numerous policy and operational uncertainties facing the Internet DNS. Among other important issues associated with uncertainty is the inhibiting effect it has on investment in electronic commerce. It is therefore important to proceed on a pragmatic basis in establishing these guidelines without waiting for a synthesis of the total future system of domain names, namespaces and addresses. Thus, ICANN recognizes that the points of stability established in accreditation guidelines must exist, for a period of time, in a larger context of uncertainty.

       3. Balancing accreditation requirements with costs of administration

       Any system of accreditation will impose administrative costs on both ICANN and those wishing to obtain accreditation and enter the registration business. These draft guidelines are intended to represent a set of common requirements and standards that enables the maximum number of qualified businesses to enter the registrar business while at the same time minimizing the associated administrative burdens. ICANN invites comment from interested parties as to whether the appropriate balance has been struck in the draft guidelines, and in what specific ways the guidelines could be revised to improve this balance.

       4. The special requirements of domain name contact information

       Because of the special function that domain names play in identification of Internet hosts, it has been the case for many years that appropriate contact information is required of all domain name holders. As the Internet grows and evolves, the DNS must continue to serve not only the legitimate business needs of registry administrators, registrars and name holders, but also operational needs associated with addresses, routing and related requirements. ICANN seeks comment from interested parties as to the future role of contact information and database systems, such as the Whois or similar systems. Pertinent questions include the extent to which existing contact information requirements should be revised in light of newly enacted privacy statutes and regulations in several countries and the European Union; how to handle requests for use of contact information in marketing and other activities not directly related to the DNS; and the extent to which, if at all, the historically commingled technical and administrative contact information should be segregated and dealt with separately.

II. COMMENTARY ON PROPOSED GUIDELINES

To promote detailed and focussed public comments and discussion concerning these proposed guidelines, this section describes the contemplated structure of the domain name registration business and analyzes the twin goals of preserving the operational integrity of the Internet and introducing competition into the registration business. It then outlines the general approach of the proposed accreditation program for achieving these goals and discusses, on a topic-by-topic basis, the major elements of the proposal. In the discussion, public comment is expressly requested on several issues relating to the proposed guidelines. Those requests, of course, are not meant to be limiting and the public is invited to submit comments on all aspects of this proposal and the issues it is intended to address.

A.  Contemplated Structure of the Domain Name Registration Business

The DNS incorporates a hierarchical system of delegated responsibility for assignment of domain names. In the early days of the DNS, a single entity was ordinarily responsible for accepting requests for name assignments within any given domain and placing the assigned names in a database, or DNS registry, for that domain. Currently this model is followed with respect to the .com, .net, and .org TLDs, with NSI acting under a cooperative agreement with the U.S. Government both to accept requests for assignment of SLDs in those TLDs and to insert the resulting assignments into a DNS registry which it administers.

There has been widespread dissatisfaction in the Internet community and a call for the introduction of competition. To introduce competition to the greatest extent possible, while recognizing that under currently employed technology it is not practical to divide responsibility for operating the registry (database) for a single domain, in its Green Paper and White Paper the U.S. Government adopted a model in which the provision of domain name registration services is segmented into registry- and registrar-level services. As explained in the Green
Paper:

       In this connection, we distinguish between registries and registrars. A "registry," as we use the term, is responsible for maintaining a TLD's zone files, which contain the name of each SLD in that TLD and each SLD's corresponding IP number. Under the current structure of the Internet, a given TLD can have no more than one registry. A "registrar" acts as an interface between domain name holders and the registry, providing registration and value-added services. It submits to the registry zone file information and other data (including contact information) for each of its customers in a single TLD.

By segmenting the domain name registration business in this manner, it is possible to introduce robust competition into the registrar segment while still accommodating the need for unified operation of the registry serving a single TLD.

In the White Paper this segmented model was carried forward with a strong endorsement for introducing intra-TLD competition in the registrar segment and a qualified endorsement for introducing inter-TLD competition in the registry segment. Based on the considerable diversity of comments received on the issue of competition among registries, the White Paper indicated that the Internet community should decide whether competition should be introduced into that segment.

These proposed guidelines are built on the same segmented model for the provision of domain name registration services, although with one minor change in terminology. To help distinguish between the database of the names registered in a domain and the operator of that database, the former is referred to as the "registry" and the latter as the "registry administrator." Thus, the model that this proposal addresses can be diagrammed as follows:

       Domain name holder ------> Registrar ------> Registry administrator

As described in more detail below, to promote competition while ensuring the stability of the Internet, this proposal suggests a program for accreditation of registrars and contemplates that in the future a program for accreditation of registry administrators will be implemented. Although this proposal recognizes that, in some instances, "resellers" intervene between the domain name holder and the registrar, the proposal operates on the assumption that there is no need for accreditation of resellers because registrars will effectively pass the obligations associated with accreditation on to resellers. Accordingly, this proposal does not make any allowance for such accreditation.

To assist in its consideration of the registrar accreditation program proposed here, ICANN requests public comment on the following issues:

       Q1. Is the segmented model for the provision of domain name registration services described above appropriate? How could or should it evolve over time?

       Q2. Are there any reasons why resellers should be accredited?

B.  The Goals: Preserving the Stability of the Internet and Introducing
Competition

The U.S. Government's White Paper sets forth preserving the stability of the Internet and introducing competition into the provision of domain name registration services as two of the primary goals that should govern the technical management of the Internet.

In the context of accrediting registrars for the DNS, a fundamental aspect of stability is that universal and durable connectivity should be preserved, so that domain name holders have reasonable assurances that their domain names will resolve to the IP addresses of their host computers throughout the Internet and without interruption. Correspondingly, the introduction of effective competition fundamentally requires both that domain name holders throughout the world have a reasonable number of registrars with which they may initially register domain names and that domain names be portable, so that on renewing their registrations domain name holders have a choice of registrars in accomplishing the renewal.

The proposed accreditation program also seeks to promote other principles drawn from discussions in the Internet community and the White Paper. These principles include those enumerated in Section I.D. above, namely: making domain name registration simple and promoting adherence to basic standards of fair dealings with consumers and among competing registrars; minimizing fraud and damage to customers caused by business failure; protecting intellectual property and other legal rights of third parties and minimizing disputes; accommodating the privacy of domain name holders; and promoting worldwide access to domain name registration services and encouraging the development of alternative business models for successful registration services.

       Q3. In the context of accrediting registrars for the DNS system, is preservation of universal and durable resolution of domain names an important requirement for preservation of the Internet's stability? Are there other stability issues that are particularly relevant in that context?

       Q4. What conditions, other than the availability worldwide of a reasonable number of alternative registrars and easy portability of domain names, are important to the introduction and maintenance of robust competition in the provision of registrar services?

       Q5. Are there significant principles in addition to those stated above that domain name registrar accreditation should seek to promote?

       Q6. At what stage should requirements for accreditation of registry administrators be introduced?

C.  Overview of the Approach to Meet These Goals

To achieve the goals of preserving stability and introducing competition, these accreditation guidelines set forth qualifications that prospective registrars must meet to be accredited (see Section III below) and establish requirements, embodied in accreditation agreements, they must abide by while they are accredited (see Section IV below). In addition, because phase 1 of the implementation of the Shared Registration System will be a testbed in which only five registrars will participate, these guidelines set forth criteria for selection of the testbed registrars (Section V below).

The qualifications for accreditation are intended to assure that all accredited registrars have the capability to perform the function of registrar. At the same time, to allow the greatest possible number of qualified applicants to participate in the registrar business, great care has been taken to avoid setting needlessly high standards or pointless arbitrary thresholds. Instead, as discussed in the commentary in Section II.D below, the requirement is that applicants show the basic capabilities, or present a reasonable business plan for acquiring the capabilities, to adequately service a reasonably projected customer demand.

The proposed agreements between ICANN and the registrars confer accreditation on the registrars and at the same time establish basic registrar obligations that will permit ICANN to establish a system that should serve to assure domain name holders that names they register with accredited registrars will enjoy universal and durable connectivity, even in the event of a business failure of, or other problems with, a registry administrator or registrar. In particular, accredited registrars would be required not only to submit registration data to the registry administrator, but also to keep the submitted data in electronic form and periodically escrow it with ICANN. In the event either a registry administrator or a registrar fails, ICANN would then be able to restore any lost data to the appropriate registry, so that the ability to resolve the DNS name remains intact.

The accreditation agreements would also provide consumers basic assurances of fair dealing by requiring accredited registrars to agree to abide by a Code of Conduct for DNS Registrars. In addition, the agreements would protect consumers by setting forth standards for the protection of personal data collected by accredited registrars and participation by accredited registrars in a uniform domain name dispute resolution program, in the event one is adopted in the future.

The accreditation agreements also would seek to ensure fair competition by ensuring that a registry administrator also operating as a registrar could not administer the registry in ways that unfairly disadvantage competing registrars. In addition, the proposed accreditation agreement includes various provisions relevant to, although not necessarily motivated by, trademark concerns, which should make it possible to implement promptly most of the provisions in the WIPO Interim Report, in the event those recommendations are adopted in the future.

The proposed accreditation agreements also provide for funding of ICANN's operations, including its administration of the accreditation program, through fees collected at the registrar level. Finally, to give registrars assurance of fair and equitable treatment, it is proposed that disputes arising under the accreditation agreements, including disputes concerning termination of those agreements, will be subject to binding arbitration by an independent, international arbitral entity.

D.  Qualifications of Registrars

The proposed qualifications for accreditation of registrars require (a) that the registrar demonstrate the basic capabilities to perform its obligations as registrar, (b) that the registrar not be ineligible due to various conditions that reflect negatively on the application, and (c) that the registrar has not been disqualified from accreditation due to past violation of ICANN-established standards for conduct in the registrar or registry administration businesses. As noted above, the basic thrust of these qualifications is to ensure that the applicant for accreditation has the basic capabilities while avoiding establishing needlessly high standards or pointless arbitrary thresholds.

The proposed demonstration of basic capabilities is set out in Section III.A below. The fundamental requirement is that the applicant demonstrate current or reasonably projected business capabilities sufficient to allow the applicant to act as a registrar handling a reasonably projected volume of business. This basic requirement is reinforced by requirements that the applicant have specified levels of general liability insurance and liquid capital and that it hold an existing SLD that works.

       Q7. Should the requirement (Section III.A.1) that applicants demonstrate general present or future business capabilities be revised to incorporate more specifically stated thresholds or characteristics (e.g., levels of employment or backup procedures)? For which aspects of Section III.A.1? What should the more specific requirements be? If more specific thresholds or characteristics should be incorporated for some aspects, should those thresholds or characteristics be absolute minimum requirements, or should they be "safe-harbors" that would automatically satisfy certain aspects of Section III.A.1? (As an example of a "safe harbor," a showing that the applicant has the equivalent of five full-time employees could be deemed to satisfy the employee requirement stated in Section III.A.1.j.)

       Q8. Is it appropriate to have a specified threshold of required commercial general liability insurance coverage? A requirement of US$500,000 is being considered. Is that level about right, too high, or too low? Should the required level vary by the location of the registrar to account for different liability risks in different parts of the world?

       Q9. Is it appropriate to require that a specified level of liquid capital be available to the applicant, or is it sufficient to have a more general requirement such as that in Section III.A.1.i? A specified level of US$100,000 in liquid capital is being considered. Is that level about right, too high, or too low? What effect would a requirement at that level have on the degree of competition? Should the required level vary based on the country in which the applicant is located? By the type of business model the applicant follows or proposes?

       Q10. Are the grounds for ineligibility set forth in Section III.B adequate to protect consumers and the registry administrator from unscrupulous registrars?

       Q11. Are any of the grounds for ineligibility set forth in Section III.B likely to significantly diminish the number of applicants eligible for accreditation?

       Q12. ICANN presently has not concluded whether its accreditation responsibilities will be performed by its own staff or by a qualified outside agency. Does a decision on this issue have a potentially significant impact on the proposed accreditation process?

E. ICANN's Relations with Registry Administrators and Registrars, and the Special Case of .com, .net, and .org

Earlier models for segmenting the domain name registration business envisioned that accreditation and related requirements for providers of domain name registration services would flow down from the central coordinator (presently the U.S. Government and ICANN acting jointly through their MOU/Joint Project Agreement), through the registry administrators, to the registrars. This proposal does not adopt that model, but instead envisions that the central coordinator would directly accredit and establish requirements for both the registry administrator and the registrars.

There are two reasons for this direct-accreditation approach. The first arises from the contractual structure under which registration services are being provided in the .com, .net, and .org TLDs. NSI acts as registry administrator under a cooperative agreement with the U.S. Government. That cooperative agreement already performs an accreditation-like function for the registry administrator. (Under Amendment 11, the U.S. Government's role in this regard will eventually be transitioned to ICANN.) The cooperative agreement (as amended in Amendment 11), however, provides that ICANN, not NSI, will perform the function of accrediting registrars. It also provides that the U.S. Government will require ICANN to "subject registrars to consistent requirements designed to promote a stable and robustly competitive DNS, as set forth in the Statement of Policy [White Paper]." Thus, the cooperative agreement between NSI and the U.S. Government expressly provides that ICANN, rather than NSI, directly accredit and establish requirements for registrars in the .com, .net, and .org TLDs.

The second reason for the direct-accreditation approach is the significant competitive concerns potentially raised by NSI (as registry administrator) imposing requirements on registrars. NSI has indicated that it intends to continue to act as a registrar for the .com, .net, and .org domains. In view of this intention, the propriety and legality of NSI establishing requirements for other registrars, with which it will be directly competing, is subject to question. While Amendment 11 to the NSI-U.S. Government cooperative agreement requires NSI to separate its registry administration and registrar functions, many have expressed concerns that, based on experience in other industries, such separation requirements are not sufficient to ensure vigorous competition.

For these reasons, the proposed guidelines provide that ICANN will directly accredit, and establish requirements for the conduct of, registrars in the .com,
 .net, and .org TLDs, including NSI. These guidelines assume that NSI as registry administrator will enter contracts with accredited registrars. They also assume that the scope of those agreements would include (a) licensing the registrars to the intellectual property involved in the SRS, (b) providing for pricing
(subject to approval by the U.S. Government) for registry usage by registrars,
(c) providing for appropriate security for payment by registrars, and (d) other provisions, if any, necessary to protect NSI from legal liability as registry administrator due to registrars' activities.

In proposing this direct accreditation approach, it is recognized that arrangements used for other TLDs, such as those in which a cooperative association of registrars administers the registry, present different circumstances under which accreditation and regulation by the registry administrator may be entirely appropriate.

       Q13. Where the registry administrator is also a registrar, is direct accreditation of registrars an appropriate role for ICANN, or should accreditation flow through the registry administrator?

       Q14. If direct accreditation is necessary to address competitive concerns raised by the registry administrator also acting as a registrar, do the draft guidelines provide adequate protection?

       Q15. If the draft guidelines do not provide adequate protection, what additional measures could be taken to implement the equal access provisions of Amendment 11?

       Q16. What special measures, if any, should be taken to monitor the registry administrator's activities to ensure that all registrars get equal access to the registry?

F.  Submission of Registrations by Registrars, Data Escrow, and Rights in Data

The terms of the proposed accreditation agreement provide that the registrar, in return for accreditation, would submit all registration data, including contact data, to the registry administrator for the appropriate TLD. The data to be submitted essentially includes the data in the current Whois database other than the billing contact, which is not relevant to the registry administrator for the public.

       Q17. Are the data elements to be submitted by registrars to the registry administrator appropriately specified?

Accredited registrars would also be required to keep their own electronic copies of submitted data, so that the registry could be reconstituted in the event the registry administrator goes out of business, loses its accreditation, or suffers a catastrophic technical failure. Accredited registrars would also provide updated electronic copies of registration data on their active customers to ICANN or an escrow agent each month, so that in the event of a failure of the registrar there is a means to assure the registrar's customers of durable connectivity.

       Q18. Is monthly an appropriate period for data escrow by accredited registrars? Should more frequent or incremental escrows be required?

Accredited registrars would also be required to keep comprehensive records concerning their dealings with customers, subject to inspection by ICANN, so that in the event a registrar went out of business or lost accreditation these records could be transferred to a successor registrar in as orderly a manner as possible. (See Section IV.4.)

       Q19. Should all registrar electronic records concerning dealings with customers be subject to a data escrow requirement?

Proposed Section IV.5 deals with rights in domain name registration data. It provides, first, that registrars disclaim any exclusive rights to the DNS's basic mapping of domain names to IP addresses. This mapping data is needed throughout the Internet and it is inappropriate for anyone to claim ownership in this data. Second, it provides that the registrar (rather than the registry administrator) can claim exclusive rights to contact information and other elements of registration data, but that any such claim would be subject to two types of licenses.

The first proposed license would be to ICANN to use the data to permit it to sublicense the data to another registrar in the event that the accreditation agreement of the registrar claiming rights in the data is terminated or expires without renewal. This provision allows transfer of responsibility for the registrations of a failed registrar's customers to a substitute registrar. The second proposed license would be to allow contact information to be used in Whois servers on a non-bulk basis.

       Q20. Should registrars be prohibited from claiming rights in the registration data they generate?

       Q21. Should registrars' claims to rights in registration data be subject to a Whois license for ICANN-designated Whois servers only, or should registration data be freely available to all operators of Whois servers? What other restrictions, if any, should be placed on the data?

G.  Whois Service

Currently, under its cooperative agreement with the U.S. Government, NSI operates the Whois server for the .com, .net, and .org TLDs. As part of implementation of the shared registration system, NSI as registry administrator agreed to maintain only a limited Whois service, which provides a common user interface and refers Whois queries to remote Whois servers operated by the accredited registrars that placed the queried records in the registry. The limited Whois database service provided by NSI as registry administrator would only contain the domain name, the IP address and server name, and the (hidden) identity of the responsible registrar.

Many have expressed concerns, both technical and competitive, over NSI's limiting of Whois service. Some have raised the concern, for example, that requiring all accredited registrars to operate Whois servers on a 7/24 basis would needlessly raise entry barriers and limit competition in the registrar business, particularly from smaller potential entrants, including non-profit organizations. Another competitive concern that has been voiced is that NSI's proposal might reduce domain name portability by facilitating incumbent registrars in dissuading customers from changing registrars.

In view of these and other concerns, the appropriate evolution of the Whois service is being reevaluated. Possibilities include following NSI's proposal, having NSI continue to provide Whois service as registry administrator, or selecting another operator for a centralized Whois service. These proposed guidelines do not seek to affect this reevaluation, but instead are designed to accommodate whatever plan for provision of Whois services is chosen as a result of the reevaluation. Thus, the proposed guidelines provide that the data to be provided to the registry administrator and the data rights provisions may be suitably adjusted to fit the Whois model that is ultimately adopted.

H.  Vigorous and Fair Competition Among Registrars

The fact that NSI will continue to serve as registry administrator and will also be a registrar presents some potential threats to robust competition. In Amendment 11 to its cooperative agreement with the U.S. Government, NSI agreed to provide all accredited registrars with equal access to its registry services, provided they have acquired a license from NSI for the shared registration system. In addition, NSI agreed to employ safeguards to ensure that revenues and assets of its registry-administration operations do not financially advantage its registrar activities to the detriment of other registrars.

Although those provisions do address the competitive advantages inherent in the registry administrator also acting as a registrar, some have expressed concern that without more specific implementation they do not completely level the playing field among NSI and other accredited registrars. The proposed accreditation agreement contains supplemental implementing provisions requiring that, if the registry administrator also acts as a registrar, it must abide by specific additional requirements to promote fair and robust competition with other registrars. (See Section IV.7.)

Two of these provisions (Sections IV.7.a & b)) preclude the registry administrator's registrar operation from exploiting its potentially superior access to registry data to its competitive advantage. The other provision (Section IV.7.c) requires that the registry administrator treat registration submissions from the various registrars on an equitable basis. Specifically, available domain names should be initially registered by registrars on a first-come/first-served basis (provided the domain name holder is legally entitled to use the name) and domain name holders should be afforded an opportunity to renew their registrations through the registrar of their choice, for limited periods for so long as they are lawfully using the names that they have registered.

       Q22. Are the proposed requirements in Section IV.7 appropriate to promote fair access to the registry? Should other similar implementing requirements be set forth?

I.  Privacy Interests of Domain name Holders

The proposed accreditation agreement embodies provisions designed to ensure uniform application by accredited registrars of fair practices for the handling of personal data obtained from the registrars from applicants for domain names. (Sections IV.8 & IV.9.g.ii-vi.) These provisions are also designed to facilitate compliance by registrars with the European Union's Data Protection Directive and similar privacy requirements. Finally, the last paragraph of proposed Section IV.9.g.i would provide a mechanism for anonymous holding of SLDs, while at the same time ensuring that accurate contact information is available to those who need it for a legitimate purpose.

       Q23. Does the uniform application of the fair information practices concerning personal data impose undue burdens or restrictions on registrars or the registry administrator? Should greater protections be required for personal data provided by domain name holders?

       Q24. Does the proposed mechanism for anonymous holding of SLDs adequately ensure that accurate contact information is available as required for proper operation of the Internet?

       Q25. Does the proposed mechanism for anonymous holding of SLDs adequately accommodate the legitimate interests of law enforcement authorities and those seeking to enforce trademark and other rights?

J.  Fair Business Practices

The proposed guidelines require accredited registrars to adhere to certain standards of conduct in operating their business. Among other things, accredited registrars would abide by a Code of Conduct for DNS Registrars (Section IV.9.a), which would be developed by an organization of registrars and registry administrators and would be designed to ensure that registrars deal fairly with their customers and the public. That organization would be principally responsible for enforcement of this Code, although it may be appropriate to give customers and the public resort to some review mechanism. This Code is being proposed both to protect consumers and to enhance consumer confidence in the domain name registration business and the accreditation system.

       Q26. Is it advisable to have a Code of Conduct that establishes basic standards of fair business practices to which accredited registrars must adhere?

       Q27. Should a registrar/registry administrator organization have the principal responsibility for formulation of the Code of Conduct? Should that responsibility instead be assigned to ICANN or some other body?

       Q28. What standards of conduct should be in the Code of Conduct? A proposed Interim Code of Conduct for DNS Registrars, to be used until the organization of registrars and registry administrators becomes operational, is currently being prepared and will be posted before the Singapore meeting. Early written comment on this issue would be especially appreciated.

       Q29. How, and by what entity, should the Code of Conduct be enforced? Should enforcement decisions be subject to review and, if so, by what mechanism?

In addition to the Code of Conduct, accredited registrars would be required to comply with all applicable laws and would be prohibited from representing that they enjoy access to any registry that is superior to that of any other accredited registrar.

K.  Intellectual Property Issues

Intellectual property issues, particularly trademark issues, have figured prominently in discussions in the past few years regarding the DNS system and how it should be managed. In accordance with the White Paper, the U.S. Government asked the

       World Intellectual Property Organization (WIPO) to initiate a balanced and transparent process, which includes the participation of trademark holders and members of the Internet community who are not trademark holders, to (1) develop recommendations for a uniform approach to resolving trademark/domain name disputes involving cyberpiracy (as opposed to conflicts between trademark holders with legitimate competing rights),
       (2) recommend a process for protecting famous trademarks in the generic top level domains, and (3) evaluate the effects, based on studies conducted by independent organizations . . . of adding new gTLDs and related dispute resolution procedures on trademark and intellectual property holders.

In response to this request, WIPO has convened an extensive international process (see http://wipo2.wipo.int/process/eng/processhome.html) to develop recommendations concerning the intellectual property issues associated with Internet domain names, including dispute resolution. On December 23, 1998, WIPO published an interim report containing recommendations on many issues and scheduling other issues for further study.

ICANN's full consideration of the WIPO recommendations should await the final WIPO report. However, many of the WIPO recommendations appear to serve the goals of the accreditation process, particularly where the provisions also address functional (i.e. non-trademark) needs of the DNS. In these cases, provisions similar to the WIPO recommendations have been included in this proposal. These include:

-----------------------------------------------------------------------------------------------------
    Proposed Term of                   WIPO
 Accreditation Agreement          Recommendation(s)                         Subject
-----------------------------------------------------------------------------------------------------
Section 9.d                       67                         Prepayment of registration fee
-----------------------------------------------------------------------------------------------------
Section 9.e                       69                         Registration for fixed periods
-----------------------------------------------------------------------------------------------------
Section 9.f                       218                        Excluded SLD names
-----------------------------------------------------------------------------------------------------
Section 9.g                       46                         Written registration agreement required
-----------------------------------------------------------------------------------------------------
Section 9.g.i                     50, 57, 101                Contact information
-----------------------------------------------------------------------------------------------------
Section 9.g.vi                    53                         Representation by domain name holder
                                                             that use will not infringe third party's
                                                             legal rights
-----------------------------------------------------------------------------------------------------
Section 9.g.vii                   119                        Domain name holder's consent to
                                                             jurisdiction
-----------------------------------------------------------------------------------------------------
Section 9.g.viii                  146, 158                   Suspension, cancellation, or transfer of
                                                             SLD assigned by mistake or where there
                                                             is a dispute
-----------------------------------------------------------------------------------------------------

As will be noted by reviewing the proposed terms, many of the WIPO-recommended provisions have been altered to address functional issues as well as trademark issues.

       Q30. Should the guidelines limit the duration (e.g., two years) for which SLDs can be registered?

       Q31. Would the prepayment requirement hinder any otherwise realistic and desirable registrar business models?

       Q32. Should the durable connectivity assurance (against insolvency of registrars) be limited to a specified length of registration?

       Q33. Should other WIPO recommendations be implemented in these proposed guidelines?

L.  Application and Accreditation Fees

Under these proposed accreditation guidelines, there would be both application and accreditation fees. Application fees would be non-refundable and intended to reflect ICANN's costs of processing the applications. For initial applications, the proposed application fee is US$2500 for applicants seeking to be selected as testbed participants and US$1000 for all other applicants. The higher cost for testbed applications reflects the fact that those applications will require more intensive review and will require application of the testbed registrar selection criteria set forth in Section V below. Renewal application fees would be established later, after experience is gained regarding the time and effort required to process renewal applications.

       Q34. Because there has not yet been any experience in processing applications, the proposed application fee levels are necessarily rough estimates. Comments on the appropriate fee level to defray processing costs are invited.

The proposed accreditation fees would consist of fixed and variable (per-registration) components and are intended to be one source of funding for ICANN's operations, including the proposed accreditation program and the associated program to assure durable connectivity through data escrows. The fixed component of the fee would be established initially and would be payable upon entry into the accreditation agreement. It would be intended to cover fixed costs occasioned by accreditation of the registrar without regard to its registration volume. It is currently contemplated that the fixed component would be initially in the US$3000-US$6000 range.

Under the proposal, accredited registrars would pay the variable component monthly to ICANN based on the number of initial and renewal SLD registrations they enter into the registry beginning in July 1999 (the first month of ICANN's first full fiscal year). The amount due per registration-year would be established in ICANN's annual budgeting process, in which fees and charges are established with "the goal of fully recovering the reasonable costs of the operation of [ICANN] and establishing reasonable reserves." (See ICANN Bylaws, Article XI, Section 4(b).) To provide greater certainty to prospective registrars considering entering the business, this proposal would stipulate that the variable component would not exceed US$1.00 per registration-year.

       Q35. Are there any practical problems presented by collection of per-registration fees at the registrar level?

       Q36. Is it appropriate to have both fixed and variable components of the accreditation fee?

       Q37. At what level should the fixed component be set? Should the level vary based on the country in which the registrar is located?

       Q38. Is there some measure other than registration-years on which the variable component should be based?

       Q39. Is it beneficial to state a cap on the rate at which the variable component is computed, to allow registrars to better assess their prospects in the business?

M. Termination of the Accreditation Agreement, Renewal, and Arbitration of Disputes With ICANN

Section IV.12 specifies seven circumstances in which it is proposed that a registrar's accreditation agreement could be terminated before its expiration. As will be noted, these circumstances are specific and extraordinary, so that the accredited registrar has reasonably clear guidance as to what it must do to preserve its accreditation. Termination in any of these circumstances would occur only after the registrar is afforded fifteen-days notice and an opportunity to initiate arbitration during that time (see immediately below). In urgent situations, a temporary suspension of accreditation would also be possible.

       Q40. Are the stated grounds of termination appropriate? Can they be made more specific while still preserving their utility?

       Q41. Should additional grounds of termination be added?

       Q42. Is fifteen days notice sufficient to allow a registrar to initiate arbitration?

The proposed agreement (Section IV.13) provides for mandatory arbitration of disputes arising from the accreditation agreement by an international arbitral body, such as the ICC International Court of Arbitration. This proposal is made to promote economical and fair resolution of any disputes that may arise with accredited registrars throughout the world. The disputes subject to arbitration would include disputes concerning the appropriateness of termination of accreditation agreements.

       Q43. Is there any type of dispute arising from a registrar's accreditation agreement that should not be subject to arbitration?

       Q44. What arbitral body should be selected, and what rules of arbitration should be used?

To maintain accreditation after an accreditation agreement expires, the registrar would apply for renewed accreditation. (Section IV.14.) Accredited registrars would not, at least in general, enjoy the benefit of grandfathered provisions, but instead would have to be re-accredited according to the then-prevailing accreditation standards and provisions. (Changes in accreditation standards and provisions are governed by ICANN's Bylaws, which provide for notice and the opportunity for public comment before adoption of policies that substantially affect the Internet or third parties.)

       Q45. Should registrars seeking renewal of their accreditation be specially protected from the effects of raised accreditation standards or changes to the terms of the accreditation agreement?

       Q46. Should disputes arising from actions on initial or renewal applications for accreditation be subject to arbitration? If so, on what grounds should such actions be reviewable?

N.  No Economic Regulation

To foster market-driven competition in the registrar business, the proposed guidelines contain no limitations or restrictions on the pricing levels or pricing models employed by accredited registrars. Nor do they restrict accredited registrars from bundling registrar services with other products. Some have suggested price caps or prohibitions of price discrimination among various types of domain name holders. In the belief that those types of restrictions would hamper, rather than promote, competition, they have not been incorporated in these proposed guidelines.

       Q47. Should the guidelines prohibit accredited registrars from charging different prices to different categories of customers?

       Q48. Should the guidelines require accredited registrars to offer unbundled domain name registration services?

O.  Selections for the Testbed

The plan for implementation of the SRS contemplates a test phase (phase 1) in which five accredited registrars submit SLDs for registration in a testbed implementation of the SRS during a two-month test period (April 26-June 24, 1999), followed by later phases (phases 2 and 3) in which the registry is made available to support submission of SLD registrations to the registry by a larger number of accredited registrars.

To participate in phase 1, the prospective registrar would have to (a) meet the requirements for accreditation; (b) enter an accreditation agreement; (c) specifically note in its application its desire to participate in phase 1; (d) pay a higher application fee to cover the increased cost of handling the application; and (e) agree to publish operational information as part of the test evaluation. In addition, during the test participants will be required to provide enhanced technical and engineering support to interface with NSI and to collaborate closely with NSI's registry administration operation and other phase 1 registrars, potentially revealing details of the participants' technical and business operations.

ICANN recognizes that more than five qualified applicants may seek accreditation for phase 1. Section V of these proposed guidelines presents proposed criteria for the selection of registrars for participation in phase 1 (April 26-June 25) in the event that more than five registrars qualified for accreditation seek to participate in that phase. Consistent with the nature of phase 1, the primary criterion for selection would be the applicant's technical and business capabilities to support the test and its willingness to commit the resources and to collaborate closely. This will ensure that the SRS is successfully tested. Secondary considerations include the extent to which the applicant's participation would promote early robust competition, wide geographic availability of domain name registration services, and accommodation of alternative business models and types (e.g. bank, telco, ISP).

       Q49. Are the additional requirements for participation in phase 1 too burdensome?

       Q50. Is the primary selection criterion appropriate?

       Q51. In the event that more that five registrars meet the criteria equally, what mechanism should be used to select among them?

III.  PROPOSED REGISTRAR ACCREDITATION GUIDELINES

Under this proposal, an applicant would be eligible for accreditation where the applicant (a) demonstrated that it possessed specified qualifications that made it likely that the applicant could perform its obligations as registrar; (b) was not ineligible due to various conditions that reflected negatively on the application; and, in the future case of a previously accredited registrar, (c) had not been disqualified from accreditation in connection with past termination as an accredited registrar or registry administrator.

A.  Qualifications

To qualify for accreditation as a registrar, the applicant would be required to:

       1. Demonstrate current business capabilities (including management, communication, and information systems), or submit a comprehensive business plan to develop capabilities by the commencement of operation under accreditation that, in ICANN's judgment, are reasonably suited to:

              a. Provide the applicant secure, authenticated access to the registry.

              b. Provide robust and scalable operations capable of handling the registration volume reasonably projected by applicant.

              c. Allow for prompt handling of SLD holders' requests for changes in registration data.

              d. Achieve a reliable and readily usable daily data backup and archival of all SLD holder and registration data.

              e. Maintain electronic copies of all transactions, correspondence, and communications with the SRS for at least the length of a registration contract.

              f. Provide procedures for information systems security to prevent malicious or accidental disruption of the applicant's operations.

              g. Meet the applicant's obligations under its accreditation agreement (see Section IV below).

              h. Provide procedures that permit applicant's customers to change registrars without interruption in use of the assigned domain name.

              i. Maintain adequate working capital for the operation of the registrar business.

              j. Have the capacity to engage a sufficient number of qualified employees to handle the registration, update, and customer inquiry volume reasonably projected by applicant.

              k. Ensure that the registrar's obligations to its customers and to the registry administrator would be fulfilled in the event that the registrar went out of business, including ensuring that SLD holders would continue to have use of their domain names and that operation of the Internet would not be adversely affected.

       2. Demonstrate that it has at least US$______ in commercial general liability insurance. A certificate of insurance would be required to accompany the application.

       3. Demonstrate that it has a minimum of US$______ in liquid capital immediately available in the applicant's name. Capital can be a guaranteed bank loan, a guaranteed credit line or letter of credit from a recognized financial information, or any other form of liquid capital. Evidence of independent verification of the capital would be required to accompany the application.

       4. Hold an existing SLD (or third level domain if operating under an ISO-3166 country level domain), which when checked via http://www.icann.org/dnswalk.html, produces no distinct warning messages. The holder is to be determined via queries to public databases maintained by existing Internet registry administrators or registrars. This is to demonstrate that the applicant has relevant experience.

B.  Ineligibility

An applicant would be ineligible for initial or renewed accreditation if:

       1. There was a material misrepresentation, inaccuracy, or misleading statement in the application or any material accompanying the application;

       2. Applicant had submitted to ICANN within the past year an accreditation application or material accompanying an accreditation application that ICANN had found to contain a material misrepresentation or inaccuracy; or

       3. Applicant, or any officer, director, or manager, or any person or entity owning (or beneficially owning) five percent or more of applicant:

              a. within the past ten years, had been convicted of a felony or of a misdemeanor related to financial activities, or had been judged by a court to have committed fraud or breach of fiduciary duty, or had been the subject of a judicial determination that ICANN deemed as the substantive equivalent of any of these;

              b. within the past ten years, had been disciplined by any government or industry regulatory body for conduct involving dishonesty or misuse of the funds of others;

              c. was currently involved in any judicial or regulatory proceeding that could result in a conviction, judgment, determination, or discipline of the type specified in (a) or (b), unless ICANN found that disqualification due to such involvement would be contrary to the best interests of the public and the Internet; or

              d. was the subject of a then-effective disqualification imposed by ICANN, as specified immediately below.

C.  Disqualification

To address violations by an accredited registrar of its obligations stated in the accreditation agreement, ICANN would have the ability, in accordance with procedures prescribed in the accreditation agreements (see Section IV.12 (termination) & IV.13 (dispute resolution)), to disqualify a registrar, or any officer, director, manager, employee, or owner (including beneficial owners) from being an ICANN-accredited registrar, either permanently or for a stated period of time. As noted in Section iii.B.3.d immediately above, disqualification would also preclude the subject from certain types of involvement with any ICANN-accredited registrar.

IV. PROPOSED ACCREDITATION AGREEMENT TERMS

The following outline gives the terms of the standard accreditation agreement that is being considered for adoption. This is an outline only, and would be implemented in more detailed contractual language to be prepared.

Accreditation would be extended to registrars by accreditation agreements. At the inception of the accreditation program, these agreements would last for one-year terms, unless sooner terminated. (As experience with the accreditation program accumulates, it is anticipated that accreditation would be granted for longer periods.)

The principal provisions of these agreements would include:

       1. Accreditation. During the term of the agreement, the registrar would be accredited to insert or renew registration of SLDs in specified registries.

       2. Use of ICANN Name. During the term of the accreditation agreement, the registrar would have the right to advertise that it is accredited by ICANN.

       3. Submission of SLD Holder Data to Registry and Whois Databases. During the term of the agreement:

              a. As part of its registration of all SLD registrations in the TLDs for which it is accredited, the registrar would submit data concerning SLD registrations it processes promptly to the registry administrator for the appropriate TLD for the purpose of ensuring universal connectivity and for maintenance of a Whois database only (see Section IV.5) (rights in data) below). The data elements to be submitted would include:(1)

                     i. The name of the SLD being registered;

                     ii. The IP addresses of the primary nameserver and any secondary nameservers for the SLD;

-------------------------
(1) In view of the currently ongoing reevaluation of the appropriate design and responsibility for Whois services (see discussion in Section II.G above), the requirement that some of the data elements listed below be submitted to the registry administrator may be changed, so that the data is instead provided by the registrar to a Whois database managed by a different entity or is provided by the registrar directly to third parties through operation of a Whois service provided by the registrar, linked to a common interface to Whois databases maintained by other registrars. In the event of either of these changes, the registrar would submit the affected data elements, or directly provide Whois service.

                     iii. The corresponding names of those nameservers;

                     iv. The identity of the registrar;

                     v. The expiration date of the registration;

                     vi. The name and postal address of the SLD holder;

                     vii. The name, postal address, e-mail address, voice telephone number, and where available fax number of the technical contact for the SLD;

                     viii. The name, postal address, e-mail address, voice telephone number, and where available fax number of the administrative contact for the SLD;

                     ix. The name, postal address, e-mail address, voice telephone number, and where available fax number of the zone contact for the SLD;

                     x. Any remark concerning the registered SLD name that should appear in the Whois data.(2)

              b. Upon receiving any updates to the data elements IV.3.a.ii, iii, and vi-x from the SLD holder, the registrar would submit the updated items to the accredited registry administrator for the appropriate TLD.

              c. The registrar would be responsible for maintaining its own electronic database containing, for each unexpired SLD registration submitted by it to the registry for which it is accredited, updated data elements IV.3.a.i-x.

              d. Within ten days of any request by ICANN, the registrar would submit the electronic database specified in Section IV.3.c above to an existing or a substitute registry administrator designated for the appropriate TLD. This submission is to allow reconstitution of the registry in the event of a technical failure of the registry or change in accredited registry administrator.

       4. Retention of SLD Holder and Registration Data. During the term of the agreement and for three years thereafter, the registrar would maintain the following records relating to its dealings with registry administrators and SLD holders, so that continuity of SLD registrations may be preserved in the event the registrar ceases operations as an accredited registrar:

              a. In electronic form, the submission date and time, and the content, of all registration data (including updates) submitted to the registry.

-------------------------
(2) Note that data elements v-x above would not be submitted to the registry administrator in the event that Whois database service is managed by another entity, including, for example, the registrar.

              b. In electronic, paper, or microfilm form, all written communications with actual or potential SLD holder-customers, including order templates.

              c. In electronic form, records of the accounts of all SLD holder-customers with the registrar, including dates and amounts of all payments and refunds.

       The registrar would make these records available for inspection by ICANN on reasonable notice.

       5. Rights in Data. The registrar would disclaim all rights to ownership or exclusive use of the data elements listed in IV.3.a.i-iii) above for all SLD registrations submitted by the registrar to any registry. The registrar would be permitted to claim ownership of or rights in the data elements listed in IV.3.a.iv-x and 4 above, subject to (a) a non-exclusive, irrevocable, royalty-free license to exercise or have exercised all such rights for or on behalf of ICANN throughout the world, which ICANN may sublicense to any other registrar it accredits in the event the registrar's accreditation agreement is terminated or expires without renewal; and (b) a non-exclusive, irrevocable, royalty-free license to make use of and disclose the data elements listed in IV.3.a.vi-x above in a Whois or similar service. The Whois license could, if warranted by the results of the ongoing reevaluation of Whois services (see Section II.G above), be waived in whole or in part.

       6. Data Escrow. During the term of the agreement the registrar would submit to ICANN on a monthly basis, or to an independent company ICANN designates, an electronic copy of the database described in Section IV.3.c above, as well as a specification of the format of that database. The escrowed data would be held by ICANN or the escrow agent under an escrow agreement that specifies that the data may be used only in the event that the accreditation agreement is terminated or expires without renewal.

       7. Fair Competition with Other Registrars. The registrar, if it is also a registry administrator for the TLD(s) for which registrar accreditation is granted, would undertake to abide by the following procedures to ensure that all accredited registrars have equal access to the registry for that TLD:

              a. The registrar operations of the registry administrator would not have access to, and would not make any use of, data concerning the expiration date of registrations inserted or last renewed in the registry by other registrars.

              b. The registrar operations of the registry administrator would not have earlier or more extensive access than any other registrar to data concerning the level of registry activity (e.g., number of initial registrations inserted, number of renewals, and number of updates) of any other registrar.

              c. The registry would be administered so that initial SLD registrations received from registrars are assigned on a first-come, first-served basis and so that the registrar of the SLD holder's choice may renew the registration.

       8. Accommodation by Registry Administrator of Privacy Requirements Applicable to Registrars. The registrar, if it is also a registry administrator for the TLD(s) for which registrar accreditation is granted, would abide by the following requirements to promote uniform application of fair information practices and to facilitate the submission of SLD registration data to the registry by registrars in a manner that complies with those registrars' privacy obligations to their SLD holders:

              a. The registry administrator would provide each registrar with notice as to:

                     i. The purposes for which data about any identified or identifiable natural person ("Personal Data") to be provided by the registrar are intended;

                     ii. The recipients or categories of recipients of any Personal Data provided by the registrar; and

                     iii. How any Personal Data provided by the registrar and maintained in the registry can be accessed and, if necessary, rectified.

              b. The registry administrator would, in the registrar/registry administrator contract, agree that the registry will not process any Personal Data provided by the registrar in a way incompatible with the purposes and other limitations about which it has provided notice to the registrar.

              c. The registry administrator would, in the registrar/registry administrator contract, agree that the registry would take reasonable precautions to protect any Personal Data provided by the registrar from loss, misuse, unauthorized access or disclosure, alteration, or destruction.

       9. Business Dealings, Including with SLD Holders.

              a. The registrar would undertake to abide by a Code of Conduct for DNS Registrars, requiring fair dealings with SLD holders. ICANN anticipates that, over time, an appropriate Code of Conduct will be developed by an organization of registrars and registry administrators that will carry the principal responsibility for enforcement. Until such a Code is developed, in order to facilitate the early introduction of a competitive registrar system, registrars would abide by an Interim Code of Conduct for DNS Registrars to be issued by ICANN, after public notice and comment according to its Bylaws.

              b. The registrar would undertake to abide by all applicable laws and governmental regulations.

              c. The registrar would not represent to any actual or potential SLD holder that the registrar enjoys access to a registry for which the registrar is accredited superior to that of any other accredited registrar.

              d. The registrar would not activate any SLD registration unless it is satisfied that it has received payment of its registration fee.

              e. The registrar would register SLDs to SLD holders only for fixed periods. At the conclusion of the registration period, failure to pay a renewal fee within the time specified in a second notice or reminder would result in cancellation of the registration.

              f. The registrar would not insert or renew any SLD name in any registry for which the registrar is accredited in a manner contrary to a list or specification of excluded SLD names that is in effect at the time of insertion or renewal.

              g. The registrar would require all SLD holders to enter an electronic or paper registration agreement with the registrar including at least the following provisions:

                     i. The SLD holder shall be required to provide to the registrar accurate and reliable contact details and promptly to update them during the term of the SLD registration, including: the full name, postal address, e-mail address, voice telephone number, and fax number if available of the SLD holder; name of authorized person for contact purposes in the case of an SLD holder that is an organization, association or corporation; and the data elements listed in IV.3.a.ii, iii, and vi-ix above.

                     The provision of inaccurate or unreliable information or the failure to promptly update it shall constitute a material breach of the SLD holder-registrar contract and be a basis for cancellation of the SLD registration.

                     An SLD holder (such as an ISP) may provide its own contact information in connection with an SLD the use of which it intends to license to a third party who wishes to remain anonymous, provided that the technical, administrative, and zone contact information provided is adequate to facilitate timely resolution of any problems that arise in connection with the domain.

                     ii. The registrar would provide notice to each SLD holder-customer stating:

                            A. The purposes for which any data collected from the applicant about any identified or identifiable natural person ("Personal Data") are intended;

                            B. The intended recipients or categories of recipients of the data (including the registry administrator and others who will receive the data from the registry);

                            C. Which data are obligatory and which data, if any, are voluntary; and

                            D. How the data subject can access and, if necessary, rectify the data held about them.

                     iii. The SLD holder shall consent to the data processing referred to in Section IV.9.g.ii.

                     iv. The SLD holder shall warrant that it has provided notice equivalent to that described in Section ii above to any third-party individuals whose Personal Data are supplied to the registrar by the SLD holder, and that the SLD holder has obtained consent equivalent to that referred to in Section iii above of any such third-party individuals.

                     v. The registrar shall agree that it will not process the Personal Data collected from the SLD holder in a way incompatible with the purposes and other limitations about which it has provided notice to the SLD holder in accordance with Section ii, above.

                     vi. The registrar shall agree that it will take reasonable precautions to protect Personal Data from loss, misuse, unauthorized access or disclosure, alteration, or destruction.

                     vii. The SLD holder shall represent that, to the best of the SLD holder's knowledge and belief, neither the registration of the SLD name nor the manner in which it is directly or indirectly used infringes the legal rights of a third party.

                     viii. For the adjudication of disputes concerning or arising from use of the SLD name, the SLD holder shall submit, without prejudice to other potentially applicable jurisdictions, to the jurisdiction of the courts (a) of the SLD holder's domicile and (b) where the registrar is located.

                     ix. The SLD holder shall agree that its registration of the SLD name shall be subject to suspension, cancellation, or transfer as a result of any ICANN procedure, or by a registrar or registry administrator procedure approved by ICANN, (a) to correct mistakes by the registrar or registry administrator in registering the name or (b) for the resolution of disputes concerning the SLD name.

       10. Domain Name Dispute Resolution. During the term of the accreditation agreement, the registrar would undertake to have in place a policy and procedure for resolution of disputes concerning SLD names. In the event that ICANN establishes a policy or procedure for resolution of its disputes that by its terms applies to the registrar, the registrar would adhere to the policy or procedure.

       11. Accreditation Fees. As a condition of accreditation, the registrar would agree to pay a fee to ICANN. These fees would be used to fund ICANN's operations, including the registrar accreditation program. Under this proposal, the fee would consist of fixed and variable components. The fixed component would be payable upon signing of the accreditation agreement. The variable component would based on the number of SLD registrations inserted or renewed in registries by the registrar on or after July 1, 1999, and would be payable monthly in arrears. At the end of each month during the term of the agreement beginning July 1999, the registrar would submit an accounting to ICANN stating the sum of the durations (in years) of all of the registrations inserted or renewed in registries by the registrar during the month. With the accounting, the registrar would pay ICANN an amount computed by multiplying that sum by a charge established from time to time by ICANN, which shall not exceed US$1.00 per registration-year through the end of 2000. Accountings submitted by the registrar would be subject to verification by an independent audit of the registrar's books and records.

       12. Termination of Accreditation Agreement. The accreditation agreement could be terminated by ICANN before its expiration in any of the following circumstances:

              a. The registrar requested termination.

              b. There was a material misrepresentation, inaccuracy, or misleading statement in the registrar's application for accreditation or any material accompanying the application.

              c. Any of the circumstances of ineligibility stated above in
              Section III.B.3 applied with respect to the registrar or related persons and ICANN determined that termination of the accreditation agreement would be in the best interest of the public or the Internet.

              d. The registrar failed to cure any breach of the agreement within fifteen days after ICANN gives the registrar notice of the breach.

              e. The registrar acted in a manner that ICANN reasonably determined endangered the stability and operational integrity of the Internet.

              f. The registrar ceased doing business as a registrar.

              g. The registrar became insolvent.

       The accreditation agreement would be terminated in the above circumstances only upon fifteen days notice to the registrar, with the registrar being given an opportunity during that time to initiate arbitration of the appropriateness of termination under Section IV.13 below. In cases where ICANN reasonably determines that immediate action is urgently required to preserve the stability of the Internet or protect third parties, accreditation could be suspended immediately on notice to the registrar for the fifteen-day period or until any requested arbitration is concluded.

       In addition to acting to terminate the accreditation agreement due to a breach of the accreditation agreement, ICANN would also have the ability to disqualify the registrar, or any officer, director, manager, employee, or owner (including beneficial owners) from being an ICANN-accredited registrar permanently or for a stated period of time.

       13. Resolution of Disputes Under the Accreditation Agreement with ICANN. Disputes arising under the accreditation agreement would be resolved by arbitration conducted by and under the rules of an international arbitral body, such as the ICC International Court of Arbitration. In the event litigation arises with ICANN concerning the accreditation agreement (such as to enforce an arbitration award), jurisdiction and exclusive venue for such litigation would be in a court located in Los Angeles, California.

       14. Renewal of Accreditation. The accreditation agreement would expire after one year, unless sooner terminated. Registrars seeking to continue their accreditation would apply for renewed accreditation according to the accreditation requirements then in effect. In connection with renewed accreditation, registrars would enter a new accreditation agreement, the terms and conditions of which may differ from those of the expiring accreditation agreement. Changes to prevailing accreditation requirements, and to prevailing accreditation agreement terms and conditions, would be made according to the requirements in ICANN's Bylaws concerning, among other things, notice and the opportunity for public comment.

V.  PROPOSED CRITERIA FOR SELECTION OF TESTBED REGISTRARS

All applicants to be accredited for the phase 1 testbed would be required to meet the accreditation requirements generally applicable to registrars operating in later phases, as described in the Section III above, and to enter an accreditation agreement containing the provisions outlined in Section IV above. In addition, to ensure the success of the phase 1 testbed, registrars participating in phase 1 must commit a significantly higher degree of technical expertise to implementation and operation of the SRS than will be required of registrars in later phases. Phase 1 registrars also will be required to collaborate more closely with NSI's registry operation and with the other phase 1 registrars.

Under this proposal, in the event that more than five qualified applicants seek to participate in phase 1, the participating applicants would be selected by ICANN based on four criteria. The primary criterion for selection would be:

       1. The applicant's demonstrated technical and business capabilities to support the phase 1 test and its willingness to commit the resources and to collaborate closely, as appropriate, to ensure a successful testing of the SRS.

Additional criteria that ICANN is considering using in selecting the phase 1 participants are:

       2. The contribution that the applicant's participation would make to introduction of early, robust competition in registrar services.

       3. The extent to which the applicant's participation would enhance the availability of registration services in geographical regions or to categories of prospective domain name registrants that would be less adequately served without applicant's participation.

       4. The extent to which the applicant's participation would promote a diversity of business models (including non-profit models) and types for provision of registrar services.